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                           SECOND AMENDED AND RESTATED
                             SHAREHOLDERS AGREEMENT

                                 BY AND BETWEEN

                         INVERSIONES LOS AVELLANOS S.A.,

                       HAZELS (BAHAMAS) INVESTMENTS INC.,

                                       AND

                              SOLIMAR HOLDINGS LTD.

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               SECOND AMENDED AND RESTATED SHAREHOLDERS AGREEMENT

         This SECOND AMENDED AND RESTATED SHAREHOLDERS AGREEMENT, dated as of
September 21, 2006, is made by and between INVERSIONES LOS AVELLANOS S.A., a company organized under the laws of Chile ("LOS AVELLANOS"), HAZELS (BAHAMAS)
INVESTMENTS INC., a company organized under the laws of the Bahamas ("HAZELS"), and SOLIMAR HOLDINGS, LTD, a company organized under the laws of Bermuda
("SOLIMAR").

                                    RECITALS:

         WHEREAS, pursuant to a Stock Purchase Agreement dated as of March 7,
2000 (the "ULTRAPETROL SPA") by and among Ultrapetrol (Bahamas) Limited, a company organized and existing under the laws of The Commonwealth of The Bahamas
(the "COMPANY"), Solimar Holdings LDC, a limited duration company organized under the laws of Cayman Islands ("ORIGINAL SOLIMAR"), Los Avellanos and Societe
Internationale d'Investissements S.A., a company organized under the laws of The
Commonwealth of The Bahamas ("SII"), the Company, upon the terms and subject to the conditions set forth in the Ultrapetrol SPA, issued and sold to Original
Solimar and Original Solimar subscribed for and purchased from the Company a total of Nine Hundred Ninety Six Thousand and Nine (996,009) shares of Common
Stock (as such term is defined in Section 1.1), which represents 49.90% of the
Capital Stock (as such term is defined in Section 1.1) of the Company, as of the date hereof;

         WHEREAS, as a condition precedent to the performance of the obligations of the parties under the Ultrapetrol SPA, the Company, Original Solimar, Los
Avellanos and SII entered into a Shareholders Agreement dated as of March 16,
2000 (the "ORIGINAL SHAREHOLDERS AGREEMENT"), pursuant to which, the parties to the Original Shareholders Agreement agreed, among other things, to regulate all matters concerning (i) the management of the Company and the Subsidiaries (as such term is defined in Section 1.1) and (ii) the ownership and transfer of the
Common Stock and any other Capital Stock of the Company owned by the
Shareholders (as such term is defined in Section 1.1);

         WHEREAS, pursuant to a Stock Purchase Agreement, dated as of September
16, 2000 (as amended and restated in its entirety by the Amended and Restated
Stock Purchase Agreement dated as of October 12, 2000, the "AVEMAR SPA") by and among Avemar Holdings (Bahamas) Limited ("AVEMAR"), SII, the Company, Trafigura
Beheer B.V., a company organized under the laws of The Netherlands, Original
Solimar and Los Avellanos (a) the Company purchased from SII a total of Five
Hundred Thirty-Seven Thousand One Hundred Forty-Four (537,144) shares of Common
Stock constituting all of the shares of Common Stock owned by SII upon the terms and subject to the conditions sets forth in the Avemar SPA, which represents
26.91% of the Capital Stock of the Company as of the date hereof, and thereafter contributed all such shares of Common Stock to Avemar, and (b) SII ceased to be a party to the Original Shareholders Agreement effective as of October 12, 2000;

         WHEREAS, on November 20, 2000 Original Solimar assigned to Solimar all of the certificates representing a total of Nine Hundred Ninety-Six Thousand and
Nine (996,009) shares

                                      (2)

of Common Stock, constituting all the shares of Common Stock owned by Original
Solimar;

         WHEREAS, in connection with the transfer of the Nine Hundred Ninety-Six
Thousand and Nine (996,009) shares of Common Stock from Original Solimar to
Solimar, Solimar and Original Solimar entered into an Assignment and Assumption
Agreement dated as of November 20, 2000 pursuant to which Solimar accepted the assignment of the rights and benefits of, and agreed to assume the duties and obligations of, Original Solimar under, and to be bound by, the Ultrapetrol SPA, the Ultrapetrol SPA Transaction Agreements (as defined in Section 1.1), the
Avemar SPA and the Transaction Agreements (as such term is defined in the Avemar
SPA) entered into by Original Solimar, including, without limitation, the
Original Shareholders Agreement;

         WHEREAS, in connection with the Transfer (as defined in Section 1.1) of the shares of Common Stock owned by (i) SII to Avemar, Avemar and the Company entered into an Accession Agreement dated as of October 12, 2000, and (ii)
Original Solimar to Solimar, Solimar and the Company entered into an Accession
Agreement dated as of November 20, 2000, all in accordance with the requirements of Section 5.1(f) of the Original Shareholders Agreement;

         WHEREAS, in connection with the Transfer of the shares of Common Stock owned by (i) SII to Avemar and (ii) Original Solimar to Solimar, (as described in the above Recitals), Los Avellanos, Solimar, Avemar and the Company amended and restated the Original Shareholders Agreement in its entirety as provided in the Amended and Restated Shareholders' Agreement dated as of November 21, 2000
("AMENDED AND RESTATED SHAREHOLDERS' AGREEMENT");

         WHEREAS, as of March 21, 2006, the Existing Shareholders and the
Company entered into an agreement which was amended and restated as of the date hereof (the "TERMINATION AGREEMENT") pursuant to which Avemar shall, immediately prior to the closing of the IPO (as defined in Section 1.1), distribute to the
Existing Shareholders on a pro-rata basis the 3,947,266 shares of common stock of the Company constituting all of the shares of such Common Stock owned by
Avemar, representing 25.47% of the Capital Stock of the Company;

         WHEREAS, Avemar shall cease to be a shareholder of the Company and a party to the Amended and Restated Shareholders Agreement prior to the consummation of the IPO;

         WHEREAS, Los Avellanos transferred 79,866 shares of the Company to
Hazels, an Affiliate, on November 22, 2005;

         WHEREAS, Solimar, Los Avellanos and Hazels (the "EXISTING
SHAREHOLDERS") will own, immediately prior to the closing of the IPO, issued and outstanding shares of Common Stock as follows:

Existing Shareholder              Shares Owned              Percentage Interest
    Los Avellanos                  4,892,465                       31.56%
       Hazels                       787,435                        5.08%
       Solimar                     9,820,100                       63.36%

                                      (3)

         WHEREAS, under the terms of the Warrant Agreement, Solimar owns warrants to purchase, as of the date of this Agreement, up to 19,920 voting shares of our common stock at an exercise price of $50.20, which after the completion of the IPO and the related share split, will represent up to 146,384 shares of the Company's voting common stock at an exercise price of $6.83 as follows:

                               Shares Owned                    Exercise Price
Solimar                          146,384                           $6.83

         WHEREAS, as a consequence of the proposed IPO the Company resolved to amend the Memorandum and Articles of Association to provide, inter alia, that
Common Stock of the Company shall comprise one (1) class of shares: composed of one hundred million (100,000,000) shares of par value 0.01 per share which shares shall be entitled to seven (7) votes per share when held by the any
Existing Shareholder but only one (1) vote when held by any other party;

         WHEREAS, as a consequence of the transactions described in the foregoing recitals, the Existing Shareholders have agreed to enter into this
Second Amended and Restated Shareholders' Agreement;

         NOW, THEREFORE, in consideration of the promises and the mutual representations, warranties and covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties to this Agreement hereby agree as follows:

                                    ARTICLE I

                       DEFINITIONS; RULES OF CONSTRUCTION

         SECTION 1.1 DEFINITIONS. When used in this Agreement, the following terms shall have the respective meanings specified therefor below:

         "AFFILIATE" shall mean, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with, such Person.

         "AGREEMENT" shall mean this Second Amended and Restated Shareholders
Agreement, as further amended, restated, supplemented or otherwise modified from time to time pursuant to the terms hereof.

          "AVEMAR" shall have the meaning assigned to such term in the Recitals.

         "AVEMAR SPA" shall have the meaning assigned to such term in the
Recitals.

         "BOARD OF DIRECTORS" shall have the meaning assigned to such term in
Section 2.1.

                                      (4)

         "BUSINESS DAY" shall mean any day, other than a Saturday, Sunday or a day on which banks located in New York City or Nassau, Bahamas shall be authorized or required by law to close.

         "CAPITAL STOCK" shall mean (a) as to any Person that is a corporation, the authorized capital stock of such Person, including all classes and series of common, preferred, voting and nonvoting capital stock, and (b) as to any Person that is not a corporation or an individual, the ownership interests in such
Person, including, without limitation, the right to share in profits and losses, the right to receive distributions of cash and property, and the right to receive allocations of items of income, gain, loss, deduction and credit and similar items from such Person, whether or not such interests include voting or similar rights entitling the holder thereof to exercise control over such
Person.

         "CAUSE" shall have the meaning assigned thereto in the employment agreement of Mr. Felipe Menendez Ross dated as of July 20, 2006.

         "CHAIRMAN" shall have the meaning assigned to such term in Section 2.2.

         "CHANGE OF CONTROL" shall mean a Los Avellanos Change of Control or a
Solimar Change of Control, as the case may be.

         "CHIEF EXECUTIVE OFFICER" shall have the meaning assigned to such term in Section 2.2.

         "COMMON STOCK" shall mean (a) the ordinary common shares of the
Company, par value $.01 per share, issued and outstanding as of the date hereof and held by the Existing Shareholders as of the date of this Agreement, (b) any shares of Common Stock acquired after the date hereof by a Shareholder, whether by purchase, dividend or other distribution, or as a result of a stock split, or otherwise, and (c) any Capital Stock of the Company hereafter acquired by a
Shareholder upon or in respect of the Common Stock as a result of an exchange, conversion, merger, consolidation, stock dividend, stock split, reclassification or capital reorganization.

         "COMPANY" shall have the meaning assigned to such term in the Preamble.

         "CONTINGENT OBLIGATION" shall mean, as to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (the "PRIMARY OBLIGATIONS") of any other Person
(the "PRIMARY OBLIGOR") in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such
Contingent Obligation is

                                      (5)

made or, if not stated or determinable, the maximum reasonable anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

         "CONTROL," "CONTROLLED" OR "CONTROLLING" shall mean, with respect to any Person, any circumstance in which such Person is directly or indirectly controlled by another Person by virtue of the latter Person having the power to
(a) elect, or cause the election of (whether by way of voting Capital Stock, by contract, or otherwise), the majority of the members of the board of directors or a similar corporate body of the former Person, or (b) direct (whether by way of voting Capital Stock, by contract or otherwise) the affairs and policies of such Person.

         "DIRECTOR" shall mean a member of the Board of Directors other than the
Independent Directors.

         "DISPUTE" shall have the meaning assigned to such term in Section
7.13(a).

         "DOLLARS" or "U.S. $" shall mean the lawful currency of the United
States of America.

         "EXISTING SHAREHOLDERS" shall collectively mean Los Avellanos, Hazels,
Solimar and any Permitted Transferee; provided that the term Existing
Shareholder shall not include any other Transferee that has acquired any of such
Existing Shareholder's Common Stock or any other Capital Stock of the Company and has become a party to this Agreement.

         "FULLY-DILUTED BASIS" shall mean, with respect to the Common Stock or any other Capital Stock of the Company, at any date as of which the number of shares thereof is to be determined, all shares of Common Stock or any other
Capital Stock of the Company, as the case may be, outstanding at such date and all shares of Common Stock or any other Capital Stock of the Company, as the case may be, issuable pursuant to vested and exercisable options, warrants or other rights to purchase or acquire, or securities convertible into, shares of
Common Stock or any other Capital Stock of the Company, as the case may be, outstanding on such date.

         "GAAP" shall mean generally accepted accounting principles in the
United States, consistently applied.

         "GOVERNMENTAL AUTHORITY" shall mean any government (or any subdivision thereof, whether federal, central, provincial or local) of any country or jurisdiction, or any agency, authority, board, bureau, commission, department, judicial or administrative body, instrumentality, regulatory authority or similar body or instrumentality thereof, or any governmental court or tribunal.

         "HAZELS" shall have the meaning assigned to such term in the Preamble;

         "ICC" shall have the meaning assigned to such term in Section 7.13(a).

         "INDEBTEDNESS" shall mean, as to any Person, without duplication, (a)
all indebtedness (including principal, interest, fees and charges) of such
Person for borrowed money or for the deferred purchase price of property or services other than trade payables and accrued expenses arising in the ordinary course of business in accordance with customary trade terms, (b) the maxi-

                                      (6)

mum amount available to be drawn under all letters of credit issued for the account of such Person and all unpaid drawings in respect of such letters of credit, (c) all Indebtedness of the types described in this definition secured by any Lien on any property owned by such Person, whether or not such
Indebtedness has been assumed by such Person, (d) all capitalized lease obligations of such Person, (e) all obligations of such Person to pay a specified purchase price for goods or services, whether or not delivered or accepted, (for example, take-or-pay and similar obligations), (f) all Contingent
Obligations of such Person, (g) all obligations under any interest rate protection agreements, currency protection agreements, interest rate swaps, control disbursement accounts, repurchase agreements, reverse repurchase agreements, caps, collars, derivatives, currency hedge agreements or other similar types of agreements, and (h) any premiums and other amounts payable to any third party pursuant to any mandatory prepayment obligations under the terms of any Indebtedness as a result of the consummation of the transactions contemplated hereby.

         "INDENTURE" shall mean the Indenture dated as of November 24, 2004 between the Company and Manufacturers and Traders Trust Company, as trustee, entered into in connection with the issuance of Notes by the Company, and any new indenture between the Company and any trustee executed for purposes of the issuance of any Notes.

         "INDEPENDENT DIRECTOR" shall mean a director of the Company qualifying as "independent" pursuant to the rules of the Relevant Stock Exchange and as otherwise required by the Securities Act.

         "IPO" shall mean the proposed underwritten initial public offering by the Company of the Common Stock of the Company pursuant to the registration statement on Form F-1 initially filed by the Company on March 30, 2006 under the
Securities Act.

         "LAIF" shall mean AIG-GE Capital Latin American Infrastructure Fund
L.P., a limited partnership organized under the laws of Bermuda.

         "LIEN" shall mean any lien, security interest, option, right of first refusal, easement, mortgage, charge, indenture, deed of trust, right of way, restriction on the use of real property, encroachment, license to third parties, lease to third parties, security agreement, or any other encumbrance and other restriction or limitation on the use of real or personal property or irregularities in title thereto.

         "LIQUID SECURITIES" shall mean any equity or debt securities of any
Person for which there is an available market and the realizable fair market value of which is easily determinable.

         "LOS AVELLANOS" shall have the meaning assigned to such term in the
Preamble.

         "LOS AVELLANOS AND/OR HAZELS" shall mean Los Avellanos and Hazels in the aggregate.

         "LOS AVELLANOS CHANGE OF CONTROL" shall mean the occurrence of any transaction or series of related transactions as a result of which the Menendez
Family Entities no longer Control, directly or indirectly, Los Avellanos and
Hazels.

         "LOS AVELLANOS DIRECTORS" shall have the meaning assigned to such term in Section 2.1.

                                      (7)

         "MEMORANDUM AND ARTICLES OF ASSOCIATION" shall mean the Memorandum and
Articles of Association of the Company, as each may be amended, restated, supplemented or otherwise modified from time to time in accordance with the provisions of this Agreement and/or with any documents relating to the proposed
IPO transaction.

         "MENENDEZ FAMILY ENTITIES" shall mean any Person that is directly or indirectly Controlled or beneficially owned by any of Messrs. Felipe Menendez
Ross, Ricardo Menendez Ross, Julio Menendez Ross, the descendants of Isabel
Menendez or any other member (whether by birth, adoption or marriage) of the family of any of such individuals.

         "NOTES" shall mean the U.S.$180,000,000 aggregate principal amount of
9% First Preferred Ship Mortgage Notes due 2014 issued pursuant to the Indenture and any new notes that in the future may be issued by the Company the proceeds of which are used to refinance any substantial part of the U.S.$180,000,000 debt referred to above.

         "ORIGINAL SHAREHOLDERS AGREEMENT" shall have the meaning assigned to such term in the Recitals.

         "ORIGINAL SOLIMAR" shall have the meaning assigned to such term in the
Recitals.

         "PARTIES" shall mean, collectively, each of the Existing Shareholders, and any other Person which, after the date hereof, becomes a party to this
Agreement.

         "PERMITTED TRANSFEREE" shall mean (i) an Existing Shareholder, (ii) the
Menendez Family Entities, (iii) LAIF, (iv) an entity, the sole purpose of which is to hold assets of LAIF for eventual liquidation or (v) in the case of a distribution of Solimar or its assets, an entity not owned more than twenty-five percent (25%) by any one beneficial owner.

         "PERSON" shall mean any individual, company, limited public company, limited private company, partnership, corporation, limited liability company, business trust, joint stock company, unincorporated association, joint venture, investment fund, other entity of whatever nature or Governmental Authority.

         "REGULATIONS" shall have the meaning assigned to such term in Section
5.9.

         "RELEVANT STOCK EXCHANGE" shall mean any stock exchange in the United
States or in any other jurisdiction, whose listing requirements are no more burdensome or restrictive than those of any stock exchange located in the United
States, on which the Common Stock or any other Capital Stock of the Company may be listed from time to time.

         "RULES" shall have the meaning assigned to such term in Section
7.13(a).

         "SECURITIES ACT" shall mean the Securities Act of 1933 of the United
States, as amended, or any similar federal statute and the rules and regulations of the Securities and Exchange Commission of the United States promulgated thereunder, as amended from time to time.

         "SII" shall have the meaning assigned to such term in the Recitals.

                                      (8)

         "SOLIMAR" shall have the meaning assigned to such term in the Preamble;
provided that upon a Transfer of all or a portion of the Solimar Stock directly or indirectly to LAIF or a Permitted Transferee, the term Solimar shall mean
Solimar and/or LAIF and/or such Permitted Transferee, as the case may be.

         "SOLIMAR CHANGE OF CONTROL" shall mean the occurrence of any transaction or series of related transactions as a result of which an entity other than a Permitted Transferee controls directly or indirectly the Solimar
Stock.

         "SOLIMAR DIRECTORS" shall have the meaning assigned to such term in
Section 2.1.

         "SOLIMAR STOCK" shall mean (a) a total of Nine Hundred Ninety-Six
Thousand and Nine (996,009) shares of Common Stock owned by Solimar as of the date hereof, and (b) if any, the Common Stock and any other Capital Stock of the
Company purchased by Solimar pursuant to the Solimar Warrant Agreement.

         "SOLIMAR WARRANT AGREEMENT" shall mean that certain warrant agreement dated March 16, 2000, as amended by Amendment No. 1 dated September 21, 2006, pursuant to which Solimar owns warrants to purchase up to 19,920 voting shares of our common stock at an exercise price of $50.20.

         "SUBSEQUENT PUBLIC OFFERING" shall mean any primary public offering by the Company of the common stock or any other Capital Stock of the Company pursuant to an effective registration statement under the Securities Act or a similar statute in any other jurisdiction.

         "SUBSIDIARIES" shall mean (a) any Person at least 50% of whose Capital
Stock having by the terms thereof ordinary voting power to elect a majority of the directors of such Person (whether or not at the time such Capital Stock of such Person shall have or might have voting power by reason of the happening of any contingency) is at the time owned by the Company and/or one or more of the
Subsidiaries, (b) any Person in which the Company and/or one or more of the
Subsidiaries holds at least 50% of the Capital Stock at the time, or (c) any
Person in which the Company and/or one or more of the Subsidiaries possesses, directly or indirectly, the power to direct or cause the direction of the affairs or management of such Person.

         "TRANSFER" shall mean the sale, transfer, exchange, gift, mortgage, alienation, pledge, assignment, hypothecation, encumbering or other disposition, voluntarily or involuntarily, by operation of law or otherwise (or an agreement to do any of the foregoing).

         "TRANSFEREE" shall mean a Person that has acquired any shares of Common
Stock or other Capital Stock of the Company from an Existing Shareholder other than a Permitted Transferee; provided that the term Transferee shall not include a Person that acquired such Common Stock or other Capital Stock of the Company pursuant to (a) the IPO, (b) a Subsequent Public Offering by the Company of the
Common Stock or any other Capital Stock of the Company, or (c) a subsequent brokered sale of the Common Stock or other Capital Stock of the Company listed on a Relevant Stock Exchange that has not been privately negotiated.

         "ULTRAPETROL SPA" shall have the meaning assigned to such term in the
Recitals.

                                      (9)

         "VESSELS" shall mean all of the ocean-going and river vessels that are owned, leased, time chartered to, consecutive voyage chartered to, bareboat chartered to or operated by the Company or any of its Subsidiaries

         SECTION 1.2 RULES OF CONSTRUCTION. In this Agreement, unless the context otherwise requires:

         (a) any reference in this Agreement to "writing" or cognate expressions includes a reference to facsimile transmission or comparable means of communication;

         (b) words importing the singular number shall include the plural and vice versa, words importing the masculine shall include the feminine and neuter gender and vice versa;

         (c) references to Sections, Exhibits, Schedules and Recitals are references to sections, exhibits, schedules and recitals of this Agreement;

         (d) reference to "day" or "days" are to calendar days; and

         (e) this "Agreement" or any other agreement or document shall be construed as a reference to this Agreement or, as the case may be, such other agreement or document as the same may have been, or may from time to time be, amended, varied, novated or supplemented.

         SECTION 1.3 SCHEDULES AND EXHIBITS. The Schedules and Exhibits to this
Agreement are incorporated into and form an integral part of this Agreement. If an Exhibit is a form of agreement, such agreement, when executed and delivered by the parties thereto, shall constitute a document independent of this
Agreement.

                                   ARTICLE II

                             THE BOARD OF DIRECTORS

         SECTION 2.1 COMPOSITION. The Company has a board of directors (the
"BOARD OF DIRECTORS") comprising seven (7) members. Each Existing Shareholder agrees to vote all of its Common Stock and any other voting Capital Stock of the
Company held by it, at any regular or special meeting of the shareholders of the
Company called for the purpose of filling positions on the Board of Directors, or in any written consent executed in lieu of such a meeting, and shall take all actions within its control that are necessary to ensure, (i) prior to such time as the Company is required to have Independent Directors comprise a majority of its Board, the election to the Board of Directors of two (2) individuals nominated by Solimar, the "SOLIMAR DIRECTORS", three (3) individuals nominated by Los Avellanos and/or Hazels, the "LOS AVELLANOS DIRECTORS"; and two (2)
individuals to act as Independent Directors nominated by Solimar and Los
Avellanos and/or Hazels by mutual agreement and (ii) if and when the Company is required to have Independent Directors comprise a majority of its Board, the election to the Board of one (1) individual nominated by Solimar, two (2)
individuals nominated by Los Avellanos and/or Hazels and four (4) individuals to be nominated as Independent Directors nominated by Solimar and Los Avellanos and/or Hazels by mutual agreement; provided, that in the event either Solimar or
Los Avellanos and/or Hazels owns less than seven and one-half percent (7.5%) but more than five

                                      (10)

percent (5%) of the Common Stock of the Company it shall only be entitled to nominate, in the case of Solimar one (1) Director and, in the case of Los
Avellanos and/or Hazels, two (2) Directors and the party whose share holding has remained above seven and one-half percent (7.5%) will nominate an additional
Director. In the event that Solimar or Los Avellanos and/or Hazels own less than five percent (5%) of the Common Stock of the Company and the other Existing
Shareholder(s) continue(s) to hold more than five percent (5%) of the Common
Stock of the Company then the Existing Shareholder(s) that continue(s) to hold more than five percent (5%) of the Common Stock of the Company, shall have the right to nominate all of the Directors of the Company. In the event either
Solimar or Los Avellanos and/or Hazels owns less than seven and one-half percent
(7.5%) of the Common Stock of the Company, and the other Existing Shareholder(s)
continue(s) to hold more than seven and one half percent (7.5%) of the Common
Stock of the Company, then the Existing Shareholder(s) that continue(s) to hold more than seven and one half percent (7.5%) of the Common Stock of the Company, shall have the right to nominate all of the independent directors. In the event that each of Solimar and Los Avellanos and/or Hazels owns less than seven and one-half percent (7.5%) of the Common Stock of the Company the Existing
Shareholders shall nominate the individuals to be nominated as Independent
Directors by mutual agreement. The Existing Shareholders hereby agree, in any election of Directors, to cast their votes for any individual nominated in accordance with the procedure set forth in this Section 2.1.

         SECTION 2.2 CHAIRMAN. The Board of Directors shall annually elect a
Chairman from among the Directors (the "CHAIRMAN"). The Chairman shall have the functions and duties as set forth in the Memorandum and Articles of Association.
The Existing Shareholders shall instruct their nominees on the board of
Directors to select Mr. Felipe Menendez Ross as Chairman annually provided that if Mr. Felipe Menendez Ross' employment with the Company as Chief Executive
Officer terminates for Cause, the Existing Shareholders shall instruct their nominees on the Board to remove him from the position of Chairman and the
Existing Shareholders shall cause their designated Directors to elect a different Chairman.

         SECTION 2.3 VACANCY AND REMOVAL. (a) If a vacancy on the Board of
Directors occurs for any reason (including death, resignation or removal), the
Existing Shareholders shall cause their respective Directors to elect a substitute Director, who shall be nominated by the Existing Shareholder which nominated the Director who is being replaced, to serve until his or her successor shall have been duly appointed and shall have qualified.

         (b) No Existing Shareholder shall vote to remove from the Board of
Directors a Director except upon the request or approval of the Existing
Shareholder that has nominated such Director. In such case, each Shareholder agrees to vote the shares of Common Stock and other voting Capital Stock of the
Company held by it and do all things necessary under the Memorandum and Articles of Association and Bahamian law to remove such Director and replace such
Director in accordance with the provisions of Section 2.1. The Existing
Shareholders shall only vote to remove an Independent Director from the Board of
Directors by (i) mutual agreement of the Existing Shareholders, (ii) by the agreement of Los Avellanos and Hazels if Solimar owns less than seven and one-half percent (7.5%) of the Common Stock of the Company or (iii) by Solimar
if Los Avellanos and/or Hazels own less than seven and one-half percent (7.5%)
of the Common Stock of the Company or (iv) by mutual agreement of Solimar and
Los Avellanos and/or Hazels if each own less than seven and one-half percent
(7.5%) of the

                                      (11)

Common Stock of the Company. In the event the Existing Shareholders mutually agree to remove an Independent Director, then each Existing Shareholder shall vote the shares of Common Stock and other voting Capital Stock of the Company held by it and to do all things necessary to remove such Independent Director and replace such Independent Director in accordance with the provisions of
Section 2.1 above.

                                   ARTICLE III
                           CERTAIN SHAREHOLDER MATTERS

         SECTION 3.1 MEETINGS. Meetings of the shareholders shall be held as provided in the Articles of Association of the Company.

         SECTION 3.2 VOTING. The Existing Shareholders agree that neither will vote their shares of Common Stock in favor of any resolution unless each shall agree, so long as each of (i) Solimar, on the one hand, and (ii) Los Avellanos and Hazels collectively, on the other hand, hold at the time of the making of any such decision at least seven and one-half percent (7.5%) of the Common
Stock. In the event that Solimar or Los Avellanos and/or Hazels own less than five percent (5%) of the Company (the "Reduced Shareholder") and the other
Existing Shareholders continue to hold more than five percent (5%) of the Common
Stock of the Company, then all rights, benefits and privileges that the Reduced
Shareholder is entitled to hereunder shall cease and terminate. However, all rights, privileges and benefits of the other Existing Shareholders shall remain unchanged.

                  The Reduced Shareholder shall vote at any Shareholder meeting for any initiatives or proposal as directed by the Remaining Shareholders, including but not limited to its proposal to remove, name or replace any member of the Board of Directors.

         SECTION 3.3 OWNERSHIP BY SOLIMAR. Los Avellanos and Hazels hereby confirm that they have no knowledge of any claim adverse to Solimar (i) in respect of its succession to the right, title and interest previously held by
Original Solimar in the Capital Stock (including, without limitation, warrants to acquire Capital Stock) of the Company or (ii) that Solimar is the legal and beneficial owner of the Capital Stock and warrants referred to in the WHEREAS clauses of this Agreement. Los Avellanos and Hazels further acknowledge that they are aware of, and have no reason to dispute, the position taken by the
Company in Section 3.04 of Amendment No. 1 to Warrant Agreement, dated as of
September 21, 2006 with respect to the rights of Solimar to the warrants to acquire Capital Stock referred to therein.

                                   ARTICLE IV

                                 SHARE TRANSFERS

         SECTION 4.1 TRANSFERS GENERALLY. The Existing Shareholders hereby agree that they shall neither Transfer nor permit the Transfer of Common Stock currently held or hereafter

                                      (12)

acquired by any of them other than in accordance with this Agreement and the
Registration Rights Agreement.

         SECTION 4.2   PERMITTED TRANSFERS.

          (a) The Existing Shareholders may transfer the common stock of the
Company (which has and shall continue to have seven (7) votes per share while held by an Existing Shareholder as provided by the Company's constitutional documents) without restriction between the Existing Shareholders and to
Permitted Transferees provided that such Permitted Transferee accedes to this
Agreement.

          (b) Each certificate representing Common Stock held by an Existing
Shareholder on the date hereof or subsequently transferred to a Permitted
Transferee hereunder shall be issued in physical rather than book-entry form and shall bear the following legend:

          "The shares represented by this certificate and the transfer thereof are regulated by a Second Amended and Restated Shareholders Agreement
          dated as of September 21, 2006 by and among Inversiones Los Avellanos
          S.A., Hazels (Bahamas) Investments Inc. and Solimar Holdings Ltd."

          (c) An Existing Shareholder may transfer shares to a third party, provided such shares in the hands of such third party shall be entitled to only one (1) vote per share.

         SECTION 4.3 CHANGE OF CONTROL. Notwithstanding anything contained in this Agreement to the contrary, if Solimar or Los Avellanos undergoes a Solimar
Change of Control or a Los Avellanos Change of Control, respectively, immediately upon the consummation of the transaction or transactions resulting in such Solimar Change of Control, or Los Avellanos Change of Control, as the
case may be, all rights, benefits and privileges to which Solimar or Los
Avellanos or Hazels, as the case may be, is entitled hereunder as an Existing
Shareholder shall cease and terminate. However, all the rights, privileges and benefits of the other Existing Shareholders shall remain unchanged. The Existing
Shareholder that has been the subject of a Change of Control as aforesaid shall vote at any Shareholders' meeting on any initiative or proposal as directed by the Existing Shareholder that has not been the subject of a Change of Control including, but not limited to, its proposal to remove, name or replace any members of the Board including the removal of any director originally nominated by the Shareholder that has suffered the Change of Control.

                                    ARTICLE V

                   CERTAIN ADDITIONAL COVENANTS AND AGREEMENTS

         SECTION 5.1 COMPLIANCE WITH LAWS. Each Shareholder shall comply with all applicable laws, statutes, regulations, orders and decrees of any jurisdiction and all applicable restrictions imposed by any Governmental
Authority in respect of the conduct of the business of the Company and each
Subsidiary and the ownership of their respective properties (including applicable statutes, regulations, orders and restrictions relating to environmental standards and

                                      (13)

controls and the United States Foreign Corrupt Practices Act and other anti-bribery and anti-corruption laws).

         SECTION 5.2 FURTHER ASSURANCES. In connection with this Agreement and the transactions contemplated hereby, each Shareholder agrees to vote all of the
Common Stock and the other voting Capital Stock of the Company held by it so as to ensure that the provisions of this Agreement are carried out in all respects.
Each Shareholder further agrees to execute and deliver such additional agreements, documents and instruments and to perform such additional acts as may be reasonably necessary or appropriate to effectuate and perform all of the terms, provisions and conditions of this Agreement and all transactions contemplated hereby.

         SECTION 5.3 NO AVOIDANCE OF OBLIGATIONS. Each Existing Shareholder
hereby covenants with the other Existing Shareholders that it shall not institute or threaten to institute any litigation or similar proceedings for the purpose of avoiding or delaying, either directly or indirectly, any provision of this Agreement or any of the transactions contemplated hereby.

         SECTION 5.4 WAIVER OF RIGHTS. To the extent, and only to the extent, necessary to effectuate the provisions of this Agreement, each Shareholder hereby waives any rights which it may have under the Memorandum and Articles of
Association and Bahamian law which may be inconsistent with the terms of this
Agreement.

         SECTION 5.5 INDEMNIFICATION. Each Existing Shareholder shall indemnify, defend and hold each other Existing Shareholder, including its successors and assigns and its Affiliates, officers, directors, employees and agents (for purposes of this Section 5.5, the "INDEMNITEES"), harmless, on an after-tax basis, from and against any and all damages, losses, liabilities, obligations, claims of any kind, interest and expenses (including, without limitation, reasonable attorneys' fees) suffered or paid, directly or indirectly, by any
Indemnitee as a result of, in connection with, or arising out of (a) the failure of any representation or warranty made by such Shareholder in this Agreement to be true and correct in all material respects as of the date of this Agreement
(and, in the case of a Transferee as of the date of such Transferee's Accession
Agreement), and (b) any breach by such Existing Shareholder of any of its covenants or agreements contained in this Agreement. Notwithstanding the foregoing, in no event will any Existing Shareholder be liable hereunder for indirect, incidental, consequential, reliance or punitive damages including damages for lost profits.

         SECTION 5.6 TERMINATION. (a) This Agreement shall terminate in the following circumstances: (i) with respect to any Existing Shareholder (but without prejudice to any rights or obligations which accrued or existed at the time of termination) when such Existing Shareholder Transfers all of the Common
Stock and other Capital Stock of the Company held by it in compliance with the provisions of this Agreement; and (ii) with respect to all of the Parties, upon
(A) the written agreement of each of the Parties or (B) the dissolution of the
Company or (C) at such time as each of Solimar and Los Avellanos and/or Hazels holds less than five percent (5%) of the Common Stock of the Company.

         (b) Notwithstanding any other provision in this Agreement to the contrary, Section 5.5 (Indemnification) shall survive the termination of this
Agreement.

                                      (14)

         (c) Except as otherwise provided in this Agreement or as may be agreed by the Parties, the termination of this Agreement shall not release any Party from any liability to any other Party which at the time of such termination has already accrued, nor affect in any way the survival of any right, duty or obligation of any Party which is expressly stated to survive the termination hereof.

        SECTION 5.7 NO BUSINESS IN CUBA. The Existing Shareholders shall use their best efforts to assure that neither the Company nor any of its
Subsidiaries shall undertake any action that would cause any Existing
Shareholder or any of its Affiliates in the United States to be in violation of the United States foreign assets control regulations, including, without limitation, the Cuban Assets Control Regulations of the United States of
America, as amended from time to time, and all regulations promulgated thereunder (collectively, the "REGULATIONS").

                                   ARTICLE VI

                         REPRESENTATIONS AND WARRANTIES

         SECTION 6.1 REPRESENTATIONS AND WARRANTIES OF THE EXISTING
SHAREHOLDERS. Each Existing Shareholder hereby represents and warrants to each other Existing Shareholder as follows:

         (a) such Existing Shareholder is a legal entity, duly incorporated or organized or registered, as the case may be, and validly existing under the laws of its jurisdiction of incorporation, organization or registration;

         (b) such Existing Shareholder has all requisite corporate power and authority to execute, deliver and perform this Agreement, and this Agreement has been duly authorized and approved by all required action of such Existing
Shareholder;

         (c) such Existing Shareholder has obtained all consents, approvals, permits or licenses from applicable Governmental Authorities that are necessary for its execution, delivery and performance of this Agreement pursuant to any laws or regulations applicable to such Existing Shareholder;

         (d) such Existing Shareholder has duly executed and delivered this
Agreement and this Agreement constitutes a valid and binding obligation of such
Existing Shareholder, enforceable against such Existing Shareholder in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors' rights generally and by general equitable principles (regardless of whether the issue of enforceability is considered in a proceeding in equity or at law);

         (e) such Existing Shareholder's execution, delivery and performance of this Agreement and the consummation by it of the transactions contemplated hereby will not (i) violate, conflict with or result in a breach of or default under any provision of any organizational document governing or relating to such
Existing Shareholder, (ii) violate or conflict with any statute, regulation, judgment, order, writ, decree, injunction or other restriction applicable to such Existing Shareholder or by which any of its properties may be bound, (iii)
violate or conflict with

                                      (15)

or result in a breach of any provision of, or constitute a default (or any event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, or result in the creation of any Lien upon any of such Existing Shareholder's properties under, or result in it being declared void, voidable or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which such Existing Shareholder is a party, or by which it or any of its properties is bound or affected, or (iv)
require any consent, approval or authorization of, or declaration, filing or registration with, any Governmental Authority;

         (f) such Existing Shareholder is not subject to any judgment, order or decree entered in any lawsuit or proceeding and no action, suit, proceeding at law or in equity, arbitration or administrative or other proceeding by or before or, to the knowledge of such Existing Shareholder, any investigation by any
Governmental Authority, pending, or, to the knowledge of such Existing
Shareholder, threatened, against or affecting such Existing Shareholder or any of its properties or rights which could reasonably be expected to materially and adversely affect the ability of such Existing Shareholder to observe or perform its obligations under this Agreement.

                                   ARTICLE VII

                            MISCELLANEOUS PROVISIONS

         SECTION 7.1 CONFLICT WITH MEMORANDUM AND ARTICLES OF ASSOCIATION. If
the terms of this Agreement and the terms of the Memorandum and Articles of
Association conflict, the Parties shall endeavor, to the extent permitted by applicable law, to amend the Memorandum and Articles of Association so as to reflect the terms of this Agreement.

         SECTION 7.2 NOTICES. All notices, consents, requests, instructions and approvals and other communications provided for in this Agreement shall be in the English language or accompanied by an English translation thereof and shall be validly given for all purposes hereunder if in writing and delivered personally, sent by documented overnight delivery service, sent by facsimile or other electronic transmission service (with receipt confirmed), or sent by registered or certified mail return-receipt requested and postage prepaid addressed as set forth below (or at such other address as a Party may designate by written notice to the other Parties), and any such communication shall be deemed to be given or made as of the date so delivered or, in the case of any communication delivered by overnight delivery service or registered or certified mail, as of the date so received:

        if to Los Avellanos or Hazels, to:

                 Inversiones Los Avellanos S.A.
                 El Bosque Norte 0440
                 11th Floor
                 Santiago, Chile
                 Attention:  Ignacio Larrain
                 Facsimile:  (562) 203-5041

                                      (16)

                 with a copy to:
                 Seward & Kissel LLP
                 One Battery Park Plaza
                 New York, New York 10004
                 Attention:  Lawrence Rutkowski
                 Facsimile:  (212) 480-8421

        if to Solimar, to:

                 Solimar Holdings LTD
                 29 Richmond Road
                 Pembroke HM08
                 Bermuda
                 Attention:  Company Secretary
                 Facsimile: (441) 292-2276

        with copies to:

                 EMP Global LLC
                 2020 K Street, NW, Suite 400
                 Washington, D.C.  20006
                 Attention:  James F. Martin/Michael P. Kelley
                 Facsimile:  (202) 293-7163

                 Covington & Burling LLP
                 1330 Avenue of the Americas
                 New York, NY 10019
                 Attention: Bruce C. Bennett
                 Facsimile: (212) 841-1010

        if to any Transferee, to:

                 the address set forth in such Transferee's Accession Agreement.

         SECTION 7.3 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon the Parties and upon their respective successors, executors, administrators, legal representatives, heirs and permitted assigns and shall inure to the benefit of the Parties and, except as otherwise provided herein, their respective successors, executors, administrators, legal representatives, heirs and permitted assigns and transferees. The rights and obligations of a
Shareholder under this Agreement may not be assigned or otherwise conveyed by any Shareholder except in connection with a Transfer of the Common Stock or any other Capital Stock of the Company held by it which is in compliance with the terms of this Agreement.

         SECTION 7.4 NO THIRD PARTY BENEFICIARIES. Nothing expressed by or mentioned in this Agreement is intended or shall be construed to give any
Person, other than the Parties and their respective successors and permitted assigns and transferees, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision herein contained, this Agreement

                                      (17)

and all conditions and provisions hereof being intended to be and being for the sole and exclusive benefit of the Parties and their respective successors and permitted assigns and transferees, and for the benefit of no other Person.

         SECTION 7.5 ENTIRE AGREEMENT. Other than as contemplated by the
Registration Rights Agreement dated the date hereof among the parties hereto, the Solimar Warrant Agreement, and the IRR Agreement dated as of March 16, 2000 by and among, inter alia, the parties hereto, this Agreement contains the entire agreement between the Parties with respect to the subject matter hereof. This
Agreement supersedes all prior agreements and understandings, written or oral, among the Parties with respect to such subject matter.

         SECTION 7.6 AMENDMENTS. Any provision of this Agreement may be amended or modified only if such amendment or modification is in writing and is signed by each of the Existing Shareholders and any Permitted Transferee that has become a party hereto.

         SECTION 7.7 WAIVERS. Any waiver, express or implied, by any Shareholder or the Company of any right under this Agreement or of any breach by another
Shareholder or the Company shall not constitute or be deemed as a waiver of any other right or any other breach, whether of a similar or dissimilar nature to the right or breach being waived.

         SECTION 7.8 LANGUAGE. This Agreement has been negotiated in English, which the Parties agree shall be the official language for the construction and interpretation of this Agreement and any communications delivered in connection herewith.

         SECTION 7.9 SEVERABILITY. If any term, provision, agreement, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, agreements, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not effected in any manner materially adverse to any
Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

         SECTION 7.10 HEADINGS. The Article and Section headings in this
Agreement are included for convenience of reference only and shall be disregarded in the interpretation of this Agreement.

         SECTION 7.11 COUNTERPARTS. This Agreement may be signed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one and the same document.

         SECTION 7.12 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

         SECTION 7.13 DISPUTES; ARBITRATION; JURISDICTION. (a) Any dispute, controversy or claim arising out of or relating to this Agreement or any breach hereof (each a "DISPUTE") shall be referred to, and finally settled by, arbitration under and in accordance with the Rules of

                                      (18)

Arbitration (the "RULES") of the International Chamber of Commerce (the "ICC"),
as amended and in effect on the date that demand for arbitration is filed as set forth in Section 7.13(b). Each Party consents to such arbitration as the sole and exclusive method of resolving any such Dispute.

         (b) To initiate arbitration, a Party shall submit the appropriate request for arbitration to the Secretariat of the International Court of
Arbitration at the principal office of the ICC in Paris, France. The arbitration proceeding will take place in New York, New York, unless another location is agreed upon by the Parties, and will be conducted in the English language. The arbitration panel will consist of three (3) arbitrators, all of whom (including the chairperson) shall be appointed by the International Court of Arbitration pursuant to the Rules. The expenses of the arbitration shall be borne as determined by arbitral tribunal. The arbitral tribunal shall neither have nor exercise any power to award punitive or exemplary damages. The award of the arbitral tribunal shall be final and binding on the Parties who hereby agree to undertake it without recourse to any judicial proceedings in any jurisdiction whatsoever seeking annulment, setting aside, modification or any diminution or impairment of its terms or effect. Judgment upon any arbitral award rendered may be entered and a confirmation order sought in any court having jurisdiction thereof.

         (c) Each Party hereby acknowledges that it would not have an adequate remedy at law for money damages in the event that this Agreement or any other
Transaction Agreement were not performed in accordance with its terms and therefore agrees that the Parties shall be entitled to specific enforcement.

         (d) The Parties hereby acknowledge and agree that they may apply to any court having jurisdiction for interim relief, including, without, limitation, temporary restraining orders or preliminary injunctions, in addition to any remedy to which the Parties may be entitled in any arbitration proceeding or in equity.

         (e) For purposes of any proceeding to enforce or confirm an award of the arbitral tribunal pursuant to pursuant to Sections 7.13(b) and (c) and any action brought pursuant to Section 7.13(d), each Party hereby submits to the non-exclusive jurisdiction of the United States District Court for the Southern
District of New York and of any New York State Court sitting in the City of New
York. Each Party hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may have or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.
Each of Los Avellanos, Hazels and Solimar hereby irrevocably designates, appoints and empowers CT Corporation Services, with offices on the date of this
Agreement at 111 Eighth Avenue, New York, New York 10011, as its designee, appointee and agent to receive, accept and acknowledge for and on its behalf, and in respect of its property, service of any and all legal process, summons, notices and documents which may be served in any such action or proceeding. Each
Party hereby consents to process being served in any such proceeding by the mailing of a copy thereof by registered or certified mail, postage prepaid, to the address specified above, its address specified in Section 7.2 or in any other manner permitted by law. EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY, AND
INTENTIONALLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY
SUCH ACTION OR PROCEEDING.

                                      (19)

         SECTION 7.14 WAIVER OF SOVEREIGN IMMUNITY. Each Party represents and warrants that this Agreement and the transactions contemplated hereby are commercial rather than public or governmental acts and that such Party is not entitled to claim immunity from legal proceedings with respect to itself or any of its properties or assets on the grounds of sovereignty or otherwise under any law or in any jurisdiction where an action may be brought for the enforcement of any of the obligations arising under or relating to this Agreement or any other documents entered into in connection herewith. To the extent that a Party or any of its properties or assets has or hereafter may acquire any right to immunity from set-off, legal proceedings, attachment prior to judgment, other attachment or execution of judgment on the grounds of sovereignty or otherwise, such Party hereby irrevocably waives such rights to immunity in respect of its obligations arising under or relating to this Agreement or any other documents entered into in connection herewith.

         SECTION 7.15 EFFECTIVENESS. This Agreement shall become effective immediately upon the closing of the IPO, provided that the IPO occurs no later than October 31, 2006. Once this Agreement is effective pursuant to this Section
7.15, then the Amended and Restated Shareholders' Agreement shall cease to be in full force and effect, and all matters concerning the management of the Company and the Subsidiaries and the ownership and transfer of the Common Stock and any other Capital Stock of the Company owned by the Existing Shareholders shall be exclusively governed by the provisions of this Agreement.

                  [REMAINDER OF PAGE LEFT INTENTIONALLY BLANK.]

                                      (20)

         IN WITNESS WHEREOF, the Parties have given effect to this Amended and
Restated Shareholders Agreement as of the day and year first above written.

                                          INVERSIONES LOS AVELLANOS S.A.

                                          By: /s/ Felipe Menendez R.
                                              --------------------------------
                                          Name:  Felipe Menendez R.
                                          Title: Attorney-in-Fact

                                          HAZELS (BAHAMAS) INVESTMENTS INC.

                                          By: /s/ Felipe Menendez R.
                                              ---------------------------------
                                          Name:  Felipe Menendez R.
                                          Title: Attorney-in-Fact

                                          SOLIMAR HOLDINGS LTD.

                                          By: /s/ Katherine A. Downs
                                              ---------------------------------
                                          Name:  Katherine A. Downs
                                          Title: Attorney-in-Fact

                                      (21)